Exhibit 11
                              Meditrust Corporation
              Statement Regarding Computation of Earnings Per Share
                    (In thousands, except per Share amounts)

                                                        Year ended December 31,
                                                   --------------------------------
Basic:                                                1997        1996       1995
                                                      ----        ----       ----
Weighted average number of shares
   outstanding                                        76,274      71,445     57,151
                                                   =========   =========  =========
Net income before extraordinary item                $163,012    $157,976    119,972
Extraordinary item: Loss on prepayment of debt                               33,454
                                                   ---------   ---------  ---------
Net income                                          $163,012    $157,976     86,518
                                                   =========   =========  =========

Per Share amounts:
Net income  per share (A)                              $2.14       $2.21      $2.10

Extraordinary item: Loss on prepayment of debt                                 0.59
                                                   ---------   ---------  ---------
Net income                                             $2.14       $2.21      $1.51
                                                   =========   =========  =========

(A) This calculation is submitted in accordance with Regulation S-K item
    601 (b) (11)

Diluted:
Weighted average number of shares used in Basic
calculation                                           76,274      71,445     57,151
Dilutive effect of:
  Stock options                                          733         306        272
  Assumed conversion of convertible debentures (C)        -           -          -
                                                   ---------   ---------  ---------
Diluted weighted average shares  and equivalent
shares outstanding                                    77,007      71,751     57,423
                                                   =========   =========  =========

Net income before extraordinary item                $163,012    $157,976   $119,972
Interest and debt amortization  on assumed
conversion of debentures                                  -           -          -
                                                   ---------   ---------  ---------

Adjusted net income before extraordinary item        163,012     157,976    119,972

Extraordinary item: Loss on prepayment of debt                               33,454
                                                   ---------   ---------  ---------
Net income                                          $163,012    $157,976   $ 86,518
                                                   =========   =========  =========

Per Share amounts:
Net income  per share (B)                              $2.12       $2.20      $2.09

Extraordinary item: Loss on prepayment of debt                                 0.58
                                                   ---------   ---------  ---------
Net income                                             $2.12       $2.20      $1.51
                                                   =========   =========  =========


(B) This calculation is submitted in accordance with Regulation S-K item 601(b) (11)
(C) Convertible debentures are not included due to their antidilutive effect.

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